Exhibit 2.2

BARBARA K. CEGAVSKE
Secretary of State
202   North   Carson Street
Carson City, Nevada 81701-4201
(775) 684-5708
Website: www.nvsos.gov

USE BLACK INK ONLY – DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation;
LAS VEGAS RAILWAY EXPRESS, INC.

2. By resolution of the  board of directors pursuant to a provision in  the articles of incorporation  this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of  the following class or series of stock.
CONVERSION RIGHTS -    Each share of   Series  A  Preferred Stock shall   be       convertible  into  the number of shares  of   Common Stock equal  to four  times the sum of all shares of  Common Stock issued and outstanding divided by the number of shares of   Series A Preferred Stock issued and outstanding.
VOTING RIGHTS - Each share of   Series   A  Preferred   Stock shall    have   voting   rights  equal  to four times the sum of all shares  of    Common Stock issued  and outstanding and all shares of   Series A Preferred Stock issued and outstanding at the time of voting.
ISSUANCE • Shares of Preferred Stock may be only issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, as directed by a majority vote  of the  Board of Directors.

3.  Effective date of filing (optional0   (must not be later than 90 days after the certificate is filed)

4.  Signature:  (required)

/s/ Wayne Bailey
Signature of officer

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit with the proper fee may cause this filing to be rejected.
This form must be accompanied  by appropriate fees.. Nevada Secretary of State. Stock Designation
Revised 1-5-15

STATE OF NEVADA
CERTIFICATE OF DESIGNATIONS
AND
AMENDMENT TO THE
Articles of Incorporation
OF
LAS VEGAS RAILWAY EXPRESS, INC.

Pursuant to Article  XIII       of  the    Artides of Incorporation the following action is   taken and approved by the Board of Directors of Las Vegas   Railway  Express, Inc. by unanimous written consent  as if a meeting had been  properly called and held and al the directors were present at the meeting and voted in favorof such action:

All of  the Directors  of Las Vegas Railway Express, Inc. have   unanimously approved the following amendment to the Articles of this corporation:

ARTICLE VIL, SECTION 11, is added as follows, and ARTICLE VII., SECTIONS12. and 13, are added aa follows:

ARTICLE VII., SECTION 11.

CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

11.1 DESIGNATION.  This class of stock of this corporation shall be named and designated "Series A Preferred Stock". It shall have 1,000,000 shares authorized at $0.0001 par value per share.

11.2 CONVERSION RIGHTS.
a. If  at least  one  share  of Series  A  Preferred stock is  issued and outstanding, then the total aggregate  issued  shares of  Series  A Preferred Stock at any given time, regardless of their  number,  shall be convertible into the number of shares of  Common Stock which equals four times the sum of:  i) the total number of shares of  Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series A Preferred Stocks which are issued and outstanding at the time of conversion.

b. Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:
[four times the sum of: (all shares  of Common Stock issued and outstanding at time of conversion)
divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the Time of conversion]
11.3 ISSUANCE. Shares of Preferred Stock may only be issued in  exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a  majority vote of     the Board of     Directors. The  number of  Shares of Preferred Stock to be issued to each  qualified person (member of  Management, employee or consultant)  holding  a Note shall be  determined by the following formula:
For retirement of debt:

SUM X
number of  shares of  Series A Preferred Stock to be issued

where x1+ X2 + X3 •••+...x,,represent the discrete notes and other obligations owed the lender (holder), which are being retired.

11.4 VOTING RIGHTS.
 a. If at     least one share  of Series  A Preferred Stock is   issued and  outstanding, then the total aggregate issued shares of  Series  A Preferred Stock at  any given time, regardless of their number, shall have voting rights equal  to four times the sum of: i) the total number of shares  of Common Stock which are issued and outstanding at the time  of    voting
b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four  times the sum of:{all shares of  Common Stock issued and outstanding at time of  voting all shares  of   Series A Preferred Stocks issued and outstanding at time   of voting}]

divided by:
[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

12.7  LOCK-UP RESTRICTIONS ON CONVERSION  Shares of  Series A Preferred  Stock may not be converted into shares of Common Stock for   a  period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12or 15 of  the Securities Exchange Act of 1934; or b) twelve (12) months if the  Company does not  file such public reports.

THIRD: That said Certificate of  Designations was duly adopted in accordance with the provisions of the Nevada Revised Statutes.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of June, 2017.
By: /s/ Wayne Bailey
Wayne Bailey, CEO
Adopted this 5 day of June, 2017  by all the Dlrectors of the corporation.